 November 14, 2007

Mr. Duncan L. Niederauer
NYSE Euronext
11 Wall Street
New York, New York 10005

Dear Duncan:

We are pleased to confirm the agreement between you and the Board of Directors of NYSE
Euronext to accept the role of Chief Executive Officer of NYSE Euronext. This promotion will be effective December 1, 2007.

Your revised salary will be $1,000,000 per annum. You will also be eligible for a bonus target for plan year 2008 of $5,000,000, split evenly between cash and equity, for a total compensation target of $6,000,000. The form(s) of equity will be determined by the Human Resource and
Compensation Committee and approved by the full Board. The performance criteria for the bonus will be set annually by the Board of Directors. You will also participate in the Long Term
Incentive Plan currently under design.

Duncan, we all look forward to working with you as you lead NYSE Euronext into the future.

Regards,

Marshall N. Carter

Duncan L. Niederauer                                                  November 14, 2007

             Agreed and Accepted                                                Date

cc: Sir Brian Williamson
       Dale Bernstein